Exhibit 4.4

EXHIBIT A

THIS ADDENDUM TO THE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND IS TRANSFERABLE ONLY UPON THE CONDITIONS SPECIFIED HEREIN AND IN COMPLIANCE WITH THE ACT.

$550,000.00 USD	May 16, 2024

For value received the undersigned, Quality Industrial Corp, a Nevada corporation with its office at 315 Montgomery Street, San Francisco, CA 94104 (“Maker”) hereby amends the original Note dated June 16, 2023 and promises to pay to the order of Sky Holdings Ltd, or assigns (the “Holder”), the remaining principal sum of Five Hundred and Fifty Thousand ($550,000.00) plus all accrued interest in lawful money in the United States of America, which shall be legal tender. This addendum to the promissory note (the “Note Addendum”) has an effective date of May 16, 2024 (the “Effective Date”).

1.	Conversion.

1.1 Shares Issuable. The number of whole shares of Common Stock into which this Note may be voluntarily converted (“Conversion Shares”) shall be determined by dividing the aggregate principal and interest amount borrowed hereunder by $0.0375 (the “Note Conversion Price”). provided, however, that, in no event, shall Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of Maker subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of common stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by Holder and its affiliates of more than 4.99% of the outstanding shares of common stock of the Company; and (3) in the event of a forward or reverse stock split, the conversion price shall remain unaffected. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the Note Conversion Price. The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus, (2) at the Company’s option, accrued and unpaid interest, if any, on such principal amount at the interest rate provided in this Note to the conversion date, provided, however, that the Company shall have the right to pay any or all interest in cash

All other terms and conditions remain in effect.

IN WITNESS WHEREOF, Maker has duly executed this amendment to the original note as of the day and year above first written, with the Effective Date as provided above.

QUALITY INDUSTRIAL CORP.

/s/ Nicolas Link	/s/ John-Paul Backwell
Nicolas Link	John-Paul Backwell
Chairman	CEO

Terms Agreed to and Accepted:

“HOLDER”

/s/ Alex Leonardo Ysaguirre
Alex Leonardo Ysaguirre
Director